SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ________________

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2002

SEARS, ROEBUCK AND CO.
(Exact name of registrant as specified in charter)

New York (State or Other Jurisdiction of Incorporation)
1-416 (Commission File Number)	36-1750680 (IRS Employer Identification No.)

3333 Beverly Road, Hoffman Estates, Illinois (Address of principal executive offices)	60179 (Zip Code)
Registrant's telephone number, including area code: (847) 286-2500
(Former name or former address, if changed since last report): Not Applicable

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Item 5.	Other Events.

On May 12, 2002, the Registrant entered into an Acquisition Agreement and Agreement and Plan of Merger by and among the Registrant, Inlet Acquisition Corp., a wholly owned subsidiary of the Registrant, and Lands' End, Inc. for the Registrant to acquire all of the outstanding shares of common stock of Lands' End at a price of $62.00 per share. As contemplated by the merger agreement, on May 17, 2002, the Registrant commenced a tender offer for all shares of Lands' End common stock.

The Registrant estimates that the total amount of funds required to purchase all of the outstanding shares of common stock of Lands' End pursuant to the tender offer and the merger agreement will be approximately $1.9 billion, including related fees and expenses. The Registrant intends to obtain the necessary funds from its ongoing free cash flow and a combination of unsecured long-term public debt or long-term securities sold into the asset-backed market. In the event that such financings are unavailable, the Registrant will utilize cash on hand and/or arrange alternate financing, which may include, among other financing alternatives, the issuance of unsecured commercial paper or borrowings via a syndicate of multi-seller, asset-backed commercial paper conduit programs sponsored by various banks.

The transaction is expected to close in June 2002 following the satisfaction of customary closing conditions, including regulatory and other standard approvals.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

The Exhibit Index on page E-1 is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEARS, ROEBUCK AND CO.

By: /s/ Thomas E. Bergmann Thomas E. Bergmann Vice President and Controller

Date: May 17, 2002

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EXHIBIT INDEX

Exhibit No.
99

Acquisition Agreement and Agreement and Plan of Merger, dated as of May 12, 2002, by and among the Registrant, Inlet Acquisition Corp. and Lands' End, Inc. [Incorporated by reference to Exhibit (d)(1) to the Schedule TO filed by the Registrant on May 17, 2002.]

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